Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Second-Quarter 2020 Financial and Operational Results

OKLAHOMA CITY – Aug. 4, 2020 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the second-quarter 2020. Supplemental financial tables for second-quarter results along with updated 2020 guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Efficiency gains drove capital expenditures 10 percent below guidance to $203 million in the quarter

•	Second-quarter oil production totaled 153,000 barrels per day, exceeding midpoint guidance by 3,000 barrels per day

•	Operating costs were below guidance, declining 14 percent year-over-year

•	Exited second quarter with $4.7 billion of liquidity, including $1.7 billion of cash, with no debt maturities until 2025

•	Accelerating Barnett Shale closing to Oct. 1, 2020, from previously scheduled date of Dec. 31, 2020

•	Board of directors declares a $100 million special dividend in conjunction with Barnett closing

•	Expect to achieve $300 million of sustainable cash cost savings by year end

•	Plan to use cash on hand to repurchase up to $1.5 billion of additional debt

“As we navigate through the challenges presented by the COVID-19 crisis, our top priority continues to be the safety and well-being of our employees and the communities in which we operate,” said Dave Hager, president and CEO. “I want to commend our workforce for rapidly adjusting to difficult industry conditions. Our strong second-quarter operational results demonstrate the professionalism of our employees to safely execute our business plan and protect shareholder value.”

“In a separate release issued today, we announced the next phase of our strategic plan to accelerate value creation for shareholders,” Hager said. “These actions include initiatives to reduce cash costs by $300 million annually, reduce debt balances by up to $1.5 billion and return cash to shareholders in the form of a $100 million special dividend. These shareholder-friendly initiatives demonstrate our commitment to a new E&P business model, which moderates growth, emphasizes capital efficiencies, generates free cash flow and returns increasing amounts of cash directly to our shareholders.”

OPERATING RESULTS

Second-quarter oil production averaged 153,000 barrels per day, a 6 percent increase from the year-ago period. This result exceeded the company’s midpoint guidance by 3,000 barrels per day, resulting from better-than-expected base production performance in the Eagle Ford and Anadarko Basin. Due to low oil prices in the quarter, Devon elected to voluntarily curtail 10,000 barrels per day. As oil prices have stabilized and begun to recover, the company has no plans to curtail production in the second half of 2020.

The company’s operating costs, which consists of production expenses, general and administrative (G&A) expenses and financing costs, totaled $13.92 per oil-equivalent barrel (Boe), a 14 percent improvement compared to the second quarter of 2019. Costs in several categories were lower than guidance, most notably Devon’s G&A expense, which declined 31 percent year over year.

Capital spending in the second quarter was $203 million, or 10 percent below midpoint guidance. This positive variance was attributable to efficiency gains in the Delaware Basin and improvements in service-cost pricing. Devon exited the second quarter running nine operated drilling rigs and one completion crew.

Delaware Basin: Net production averaged 149,000 Boe per day, a 24 percent increase compared to the year-ago period. In the second quarter, Devon’s Wolfcamp-oriented capital program brought 22 operated wells online across Southeast New Mexico. Completed well costs for activity targeting the Wolfcamp formation improved to a new record of $700 per foot. In addition to capital efficiencies, the company continued to lower its operating costs, with production expenses declining 20 percent year over year to $7.58 per Boe.

Powder River Basin: Production averaged 24,000 Boe per day, of which 76 percent was oil. During the quarter, Devon dropped its drilling rigs in the basin and limited activity to bringing 4 new wells online. The average completed well cost for this activity, targeting the Parkman and Turner formations, was $5.9 million. For the remainder of 2020, the capital program is focused on appraisal work in the emerging Niobrara oil play. A key upcoming project is the Steinle pad, a 3-well spacing test targeting the Niobrara “B” interval. The Steinle pad is expected to commence production in the third quarter.

Eagle Ford: Second-quarter net production averaged 53,000 Boe per day, an 8 percent increase compared to the second quarter 2019. The company brought online 13 development wells in the quarter, averaging 30-day rates of 2,300 Boe per day. Completed well costs for this activity averaged $6.6 million. Devon and its partner are not currently operating drilling rigs or completion crews in the play. The partnership has 22 high-impact uncompleted wells in its inventory and expects to resume capital activity around year-end.

Anadarko Basin: Net production averaged 90,000 Boe per day. The company’s operational focus during the quarter was concentrated on optimizing base production and reducing controllable downtime across the field. Devon does not currently operate drilling rigs or completion crews in the basin.

FINANCIAL RESULTS

Devon reported a net loss of $670 million, or $1.78 per diluted share, in the second quarter. The quarterly result was negatively impacted by a $593 million unrealized change in the fair value of the company’s derivative position due to higher futures commodity pricing. Adjusting for items analysts typically exclude from estimates, Devon had a core loss of $66 million, or $0.18 per diluted share. The company’s operating cash flow in the second quarter totaled $150 million, with EBITDAX reaching $325 million.

Devon’s financial position continues to remain exceptionally strong with excellent liquidity and low leverage. The company exited the second quarter with $1.7 billion of cash (inclusive of restricted cash) and an undrawn credit facility of $3 billion. At the end of the quarter, Devon had an outstanding debt balance of $4.3 billion with no outstanding debt maturities occurring until late 2025.

STRATEGIC INITIATIVES UPDATE

In a separate press release issued today, Devon announced the accelerated closing of its Barnett Shale divestiture to Oct. 1, 2020, from the previously anticipated date of Dec. 31, 2020. The company also provided details on the next phase of its strategic plan. These strategic initiatives include the board declaring a $100 million special dividend and a plan to reduce G&A and other cash costs by $300 million annually. In addition, Devon intends to use surplus cash to repurchase up to $1.5 billion of debt.

UPDATED 2020 GUIDANCE

Devon is lowering its full-year 2020 E&P capital expenditure guidance to a range of $950 million to $1 billion, a $25 million reduction compared to prior midpoint expectations. This improvement is driven by capital efficiency gains in the Delaware Basin. For the third quarter of 2020, the company expects to invest approximately $175 million to $225 million of upstream capital.

In conjunction with the improved full-year capital spending outlook, Devon is raising its full-year oil production forecast in 2020 to a range of 148,000 to 152,000 barrels per day due to strong base production performance across its diversified asset portfolio. In the third quarter, due to timing of completion activity, the company expects oil production to decline to a range of 138,000 to 143,000 barrels per day.

Additionally, the company is lowering its 2020 expense outlook across most cash cost categories. The improved cost structure is driven by expectations of lower production costs coupled with further reductions in G&A expense. The details of Devon’s updated forward-looking guidance for the third quarter and full-year 2020 are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s second-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Aug. 5, 2020, and will serve primarily as a forum for analyst and investor questions and answers.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Devon strives to deliver results that balance economic growth, environmental stewardship, strong governance and social responsibility. For access to Devon’s sustainability report, please visit www.devonenergy.com/sustainability. This report highlights the company’s commitment to operating a responsible, safe and ethical business while providing transparent reporting to all stakeholders.

ABOUT DEVON ENERGY

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong corporate-level returns and capital-efficient cash-flow growth.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496

FORWARD-LOOKING STATEMENTS AND NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in our related Form 10-Q.

This press release includes “forward-looking statements” as defined by the SEC. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases such as “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially from our expectations due to a number of factors, including, but not limited to those, identified below.

The COVID-19 pandemic and its related repercussions have created significant volatility, uncertainty and turmoil in the global economy and our industry. This turmoil has included an unprecedented supply-and-demand imbalance for oil and other commodities, resulting in a swift and material decline in commodity prices in early 2020. Our future actual results could differ materially from the forward-looking statements in this press release due to the COVID-19 pandemic and related impacts, including, by, among other things: contributing to a sustained or further deterioration in commodity prices; causing takeaway capacity constraints for production, resulting in further production shut-ins and additional downward pressure on impacted regional pricing differentials; limiting our ability to access sources of capital due to disruptions in financial markets; increasing the risk of a downgrade from credit rating agencies; exacerbating counterparty credit risks and the risk of supply chain interruptions; and increasing the risk of operational disruptions due to social distancing measures and other changes to business practices.

In addition to the risks associated with the COVID-19 pandemic and its related impacts, our actual future results could differ materially from our expectations due to other factors, including, among other things: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations, including as a result of employee misconduct; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; risks related to investors attempting to effect change; our ability to successfully complete mergers, acquisitions and divestitures; and any of the other risks and uncertainties discussed in our 2019 Annual Report on Form 10-K and our other filings with the SEC.

All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We assume no duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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